Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

LEARN SPAC HOLDCO, INC.

October 9, 2023

The undersigned, a natural person (the “Sole Incorporator”), for the purpose of organizing a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware hereby certifies that:

ARTICLE I

The name of the corporation is LEARN SPAC HOLDCO, INC. (the “Corporation”).

ARTICLE II

The registered office of the Corporation in the State of Delaware shall be Corporation Service Company, 251 Little Falls Drive, City of Wilmington, DE 19808, County of New Castle, and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law as the same exists or may hereafter be amended (the “DGCL”).

ARTICLE IV

The Corporation is authorized to issue only one class of stock, to be designated “Common Stock.”  The total number of shares of Common Stock presently authorized is 1,000, each having a par value of $0.001.

ARTICLE V

A.          The business and affairs of the Corporation shall be managed by or under the direction of a board of directors (the “Board of Directors”).  The number of directors of the Corporation shall be determined in the manner set forth in the bylaws of the Corporation.  Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

B.          In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly empowered to adopt, amend or repeal any or all of the bylaws of the Corporation.  The stockholders shall also have the power to adopt, amend or repeal any or all of the bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, such action by the stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of Common Stock entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VI

A.          The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

B.          To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law.  If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C.          Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any officer or director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

ARTICLE VII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

ARTICLE VIII

The name and the mailing address of the Sole Incorporator is as follows:

Robert Hutter
Learn CW Investment Corporation
11755 Wilshire Boulevard, Suite 2320
Los Angeles, California 90025

ARTICLE IX

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.  If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any sentence of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

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This Certificate of Incorporation has been subscribed as of the date first written above by the undersigned who affirms that the statements made herein are true and correct.

Learn SPAC HoldCo, Inc.

Name:	Robert Hutter
Title:	Sole Incorporator

[Signature Page to Certificate of Formation of Learn SPAC HoldCo, Inc.]